EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

           SUPPLEMENTAL INDENTURE, dated as of December 7, 2004, among Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

           WHEREAS, the Company has duly issued its 10-1/2% Senior Notes due 2011 in the aggregate principal amount of $235,000,000 (the “Notes”) pursuant to an Indenture dated as of July 2, 2003, among the Company, the Guarantors named therein and the Trustee (the “Indenture”), and the Notes are outstanding on the date hereof;

           WHEREAS, the Company solicited, and has received, consents (the “Consent Solicitation”) upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated November 15, 2004 and the accompanying Letter of Consent, from Holders (as defined in the Indenture) representing at least a majority in aggregate principal amount of the outstanding Notes to certain waivers of Defaults (as defined in the Indenture) and amendments to the Indenture described therein;

           WHEREAS, pursuant to the Consent Solicitation and Sections 5.13 and 10.20 of the Indenture, Holders representing at least a majority in aggregate principal amount of the outstanding Notes have waived certain Defaults under and prospective compliance with Sections 7.4, 10.17 and 10.19(b) of the Indenture through the Waiver Expiration Date (as defined below);

           WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending, modifying or changing the Indenture or the Notes;

           WHEREAS, to waive compliance with Section 7.4 of the Indenture through the Waiver Expiration Date, the Indenture requires the Company and the Trustee to enter into an indenture supplemental to the Indenture in accordance with Section 9.02 of the Indenture; and

           WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

           NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS.

           Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture.

SECTION 2.   AMENDMENT TO SECTION 1.1.

           The following defined terms are hereby inserted into Section 1.1 of the Indenture in their respective correct alphabetical order:

“‘Additional Consent Fee’ means a payment in cash to Consenting Holders equal to $2.50 per $1,000 in principal amount of Notes with respect to which consents were received and not revoked in accordance with the terms of the Company’s Consent Solicitation Statement dated November 15, 2004 and the related Letter of Consent.”

“‘Consenting Holders’ means the Persons in whose names Notes were registered in the Note Register on November 18, 2004 from whom properly executed, unrevoked Letters of Consent were received on or prior to December 7, 2004 in accordance with the terms of the Company’s Consent

Solicitation Statement dated November 15, 2004 and the related Letter of Consent.”

“‘Waiver Expiration Date’ means (i) May 31, 2005, if the Company does not pay an Additional Consent Fee on or before June 3, 2005, (ii) June 30, 2005, if the Company pays the first Additional Consent Fee on or before June 3, 2005 and does not pay an Additional Consent Fee on or before July 6, 2005 or (iii) July 31, 2005, if the Company pays the first Additional Consent Fee on or before June 3, 2005 and pays the second Additional Consent Fee on or before July 6, 2005.”

SECTION 3.   AMENDMENT TO SECTION 7.4.

           Section 7.4 of the Indenture is hereby amended by inserting the following sentence at the end of such Section as a new paragraph:

“Notwithstanding any of the foregoing, the Company shall not be required to comply with this Section 7.4 during the period beginning on December 7, 2004 and ending at 5:00 p.m., New York City time, on the Waiver Expiration Date.”

SECTION 4.   MISCELLANEOUS.

           Section 4.1.   New York Law to Govern. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

           Section 4.2.   Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

           Section 4.3.   Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

           Section 4.4.   Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters and (e) the validity or sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.

[Signatures on following page]

           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION

By:	/s/ William G. Fanelli

Name:	William G. Fanelli
Title:	Acting Chief Financial Officer and Senior Vice President, Finance

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia J. Kapsch

Name:	Patricia J. Kapsch
Title:	Assistant Vice President